UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/27/2010

UMB FINANCIAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-4887

MO	43-0903811
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1010 Grand Blvd, Kansas City, MO 64106
(Address of principal executive offices, including zip code)

(816) 860-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On June 27, 2010, UMB Financial Corporation ("UMB") and its newly formed subsidiaries, UMB Advisors, LLC ("UMB Advisors") and UMB Merchant Banc, LLC ("UMBMB", together with UMB Advisors, the "Buyers")), entered into an Asset Purchase Agreement (the "Purchase Agreement") with Prairie Capital Management LLC ("Prairie Capital"), PCM LLC ("PCM", together with Prairie Capital, the "Sellers")), Brian Kaufman ("Mr. Kaufman"), Robyn Schneider ("Mr. Schneider"), Curtis Krizek ("Mr. Krizek") and George K. Baum Holdings, Inc. ("GKB", together with Mr. Kaufman, Mr. Schneider and Mr. Krizek, collectively, the "Members"), pursuant to which (i) UMB Advisors will purchase substantially all of the assets of Prairie Capital's business and (ii) UMBMB will purchase substantially all of the assets of PCM's business. Prairie Capital is in the business of providing investment management services, and PCM is the general partner of various investment funds and associated with Prairie Capital's business. The Purchase Agreement contains customary representations and warranties and covenants on behalf of UMB, the Buyers, the Sellers and the Members.

Under the Purchase Agreement, the Buyers will pay the Sellers an aggregate cash payment of $26,648,655, plus or minus a purchase price adjustment based on Prairie Capital's fee income and operating expenses. The Sellers also will be eligible to receive annual earn-out payments during the next five years calculated by multiplying the Adjusted Pre-Tax Income (as defined in Exhibit A to the Purchase Agreement) by the Growth Multiplier (as defined in Exhibit A to the Purchase Agreement) and by eight percent (8%).

Following the closing of the transaction, which is currently set for July 30, 2010, UMB Advisors will change its name to incorporate the Prairie name and will operate as an independent division in the UMB organization. Each of Mr. Kaufman, Mr. Schneider and Mr. Krizek will continue to serve as executive officers and managing directors of Prairie Capital. Under their employment agreements they will be subject to non-competition, non-solicitation and confidentiality provisions.

On June 30, 2010, UMB issued a press release announcing the transaction, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 Press release dated June 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMB FINANCIAL CORP

Date: June 30, 2010	By:	/s/ Michael D. Hagedorn
Michael D. Hagedorn
Vice Chairman, CAO and CFO

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated June 30, 2010